EX-99.(d)(1)(h)

EIGHTH AMENDMENT

TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 12th day of May, 2023, amends that certain Investment Advisory Agreement dated as of February 19, 2014, as amended (the “Agreement”), by and between Virtus Alternative Solutions Trust, a Delaware statutory trust (the “Trust”), and Virtus Alternative Investment Advisers, Inc., a Connecticut corporation (the “Adviser”), as follows:

1.	Virtus AlphaSimplex Managed Futures Strategy Fund and Virtus AlphaSimplex Global Alternatives Fund (the “New Series”) are hereby added to the Agreement as an additional Series.

2.	Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect the addition of the New Series to the Agreement.

3.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

4.	This Amendment may be executed in any number of counterparts (including counterparts executed and/or delivered electronically) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, electronic signatures and signatures delivered and exchanged electronically shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives.

VIRTUS ALTERNATIVE SOLUTIONS TRUST

By: /s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS ALTERNATIVE INVESTMENT ADVISERS, INC.

By: /s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

SCHEDULE A

Series	Annual Investment Advisory Fee		Based upon
	1st $1 Billion	$1+ Billon
Virtus Duff & Phelps Select MLP and Energy Fund	0.90%	0.85%	“net assets”
Virtus KAR Long / Short Equity Fund	1.25%	1.20%	“net assets”

Series	Annual Investment Advisory Fee		Based upon
	1st $2 Billion	$2+ Billon
Virtus AlphaSimplex Global Alternatives Fund[1]	1.10%	1.05%	“net assets”

Series	Annual Investment Advisory Fee		Based upon
	1st $2.5 Billion	$2.5+ Billion
Virtus AlphaSimplex Managed Futures Strategy Fund[1]	1.25%	1.20%	“net assets”

1 For the avoidance of doubt, the assets of any wholly owned subsidiary of this Series (“Subsidiary”), for which the Adviser is paid an advisory fee under the advisory agreement between the Adviser and the Subsidiary, shall be excluded from the assets of the Series in calculating the fee payable hereunder.